U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


                                                                    OMB APPROVAL
                                                      OMB Number:      3235-0104
                                                      Expires: December 31, 2001
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                                                      hours per response.....0.5

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Roberts                           David                M.
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     (Last)                            (First)              (Middle)

     20 Dayton Avenue
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                                    (Street)

     Greenwich                     CT                     06830
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     (City)                        (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     03/28/00
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Arinco Computer Systems Inc. ("ARCU")
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Managing Director
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          (Over)
                                                                 SEC 1473 (3-99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Series B Convertible
Preferred Stock, par                                Common Stock, par
value $0.10 per share      Immed.                   value $0.01 per share   500,000      40 (CS) to 1(PS)      I             ***
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                                                    Common Stock, par
Common Stock Warrants      Immed.     3/28/05       value $0.01 per share   3,093,750            *             I             ****
====================================================================================================================================

Explanation of Responses:

* 618,750 of the warrants have an exercise price of $.25 per share, 928,125 have an exercise price of $.50 per share, 928,125 have an exercise price of $.75 per share and 618,750 have an exercise price of $1.00 per share.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

*** 300,000 by The Roberts Family Trust U/D/T dated December 15, 1997, David M. Roberts and Gail M. Simpson, Trustees and 200,000 by IPO Partners

**** 2,993,750 by The Roberts Family Trust U/D/T dated December 15, 1997 and
     100,000 by Roberts' Children Irrevocable Trust U/D/T dated October 21, 1996, Stephen H. Roberts, Trustee

David M. Roberts

/s/ David M. Roberts                                          April 4, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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